EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-106389, No. 333-127089 and No. 333-127090) and Form S-3 (No. 333-119646, No. 333-125051, and No. 333-126460) of our report dated June 24, 2014, relating to the consolidated financial statements of Calypte Biomedical Corporation (which report expresses an unqualified opinion and includes an emphasis of matter paragraph relating to the Company’s ability to continue as a going concern) included in this Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ OUM & CO. LLP

San Francisco, California

June 24, 2014